Exhibit 10.1
MEMORANDUM OF UNDERSTANDING
COMPENSATION ARRANGEMENTS FOR
MEMBERS OF THE LINN ENERGY, LLC
BOARD OF DIRECTORS
Each independent director (as determined by the Board pursuant to applicable Nasdaq National Market listing standards) serving on the Company’s Board of Directors shall be compensated for his or her service as an independent director of the Company in the following manner:
Annual Retainer. Independent directors shall be entitled to an annual retainer, payable in cash, in the amount of TWENTY-FIVE THOUSAND DOLLARS ($25,000).
Service on Audit Committee. In addition to the annual retainer amount described above, independent directors serving on the Company’s audit committee shall receive the amount of TWENTY-FIVE THOUSAND DOLLARS ($25,000), payable in cash.
Service as Board Committee Chairman. In addition to amounts described above, any independent director serving as Chairman of the audit, compensation, nominating or conflicts committee of the Company shall receive the amount of TWO THOUSAND DOLLARS ($2,000), payable in cash.
Grant of Options – Initial Appointment or Election to the Board. In addition to cash compensation amounts described above, each independent director shall be granted upon his or her first election or appointment to the Board options to acquire TEN THOUSAND (10,000) units of the Company, at an exercise price equal to the fair market value on the grant date, with such options subject to immediate vesting, in full.
Grant of Options Upon Any Subsequent Re-Election to the Board. Each independent director shall be granted upon each and every subsequent re-election as a member of the Company’s Board of Directors at an annual meeting of unitholders options to acquire TEN THOUSAND (10,000) units of the Company, at an exercise price equal to the fair market value on the grant date, with such options subject to vesting over three years from the grant date in annual 1/3 increments. Such options shall immediately vest upon the death or disability of such independent director, provided that any unvested option amounts shall be subject to forfeiture upon the resignation or removal for cause of such independent director.
Reimbursement of Expenses. Each director of the Company shall be entitled to prompt reimbursement by the Company of any reasonable and customary expenses of attendance at any meeting of the Board of Directors or any Committee thereof upon furnishing of appropriate documentation in support of expense amounts claimed for reimbursement.

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Cash compensation payable to any independent director pursuant to the above shall be made in accordance with the then-current payroll practices of the Company, and amounts to be paid shall be net of any applicable federal, state and tax and other withholdings determined by the Company to be necessary or proper. The Company will endeavor to remit compensatory amounts payable to any director hereunder on a quarterly basis in even installments in amounts constituting one-fourth (1/4th) of the total annual cash compensation amount due to such director hereunder.
The Company will endeavor to grant options entitled hereunder as soon as practicable following the appointment, election or re-election of any independent directors, provided that no grant shall be made prior to appropriate action taken by, as applicable, the Company’s Board of Directors or its Compensation Committee.
The Company will also remit expense amounts determined to be properly reimbursable hereunder as soon as practicable following submission by the director of appropriate documentation in support of such expense amount, but in any event within 30 days of the receipt by the Company of such documentation.